Exhibit 10.11.1

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (the “Fourth Amendment”) made and entered into and effective as of the 31st day of January, 2013 hereto (the “Effective Date”), by and between AERIAL CENTER REALTY CORP., a North Carolina corporation (“Landlord”), and CHANNELADVISOR CORPORATION, a Delaware corporation (“Tenant”).

WITNESSETH:

THAT WHEREAS, Pizzagalli Properties, LLC, predecessor in interest to Landlord, and Tenant executed that certain lease dated June 29, 2005 (the “Lease”), whereby Tenant leased from Landlord certain real property consisting of approximately 40,087 rentable square feet, located at 2701 Aerial Center Parkway, Morrisville, North Carolina, and as more particularly described in the Lease (the “Premises”); and

WHEREAS, the Lease was amended by that certain First Lease Amendment dated August 14, 2006, that certain Second Lease Amendment dated April 11, 2007, and that certain Third Lease Amendment dated January 27, 2011; and

WHEREAS, Tenant’s current Premises under the Lease consists of 40,087 rentable square feet in the building located at 2701 Aerial Center Parkway, Morrisville, North Carolina, and another 10,063 rentable square feet in the building located at 2501 Aerial Center Parkway, Suite 100, for a total rentable area of 50,150 square feet; and

WHEREAS, Landlord and Tenant desire to amend the Lease to add additional space to the Premises; and

WHEREAS, in connection with the addition of additional space to the Premises, Tenant and Landlord have agreed to amend and modify certain terms of the Lease, as stated in this Fourth Amendment.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00), the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant on behalf of themselves and their respective successors and assigns, do hereby agree as follows:

1. Amendments: The Lease shall be amended as follows:

(a) The Premises referenced in Article 1 of the Lease are Lease is modified to provide that Suite 111 in the building located at 2501 Aerial Center Parkway, consisting of approximately 6,128 rentable square feet and as shown on Exhibit A attached hereto and incorporated herein by reference (“Suite 111”) shall be added to the Premises on the later of April 1, 2013 (the “Suite 111 Commencement Date”) or upon the date that Suite 111 is substantially complete in accordance with the completion of “Landlord’s Work” as herein defined under Section 1(d), and as evidenced by a certificate of occupancy. The Suite 111 Commencement Date will be extended for every day of Landlord’s delay, which shall include, but not be limited to, failure of the current tenant to vacate suite 111. After Suite 111 is added to the Premises, Tenant’s RSF shall be a total RSF of approximately 56,278.

(c) The “Base Rent” referred to in Article 3 of the Third Lease Amendment is deleted in its entirety, and is changed to the following revised Base Rent schedule:

Months	Building 2701 Monthly Rent	Building 2501 Monthly Rent	Total Monthly Rent

Initial Term
02/01/11-09/30/11	$22,405.86	$6,111.14	$28,517.00

Extended Term
10/01/11-09/30/12	$22,405.86	$6,111.14	$28,517.0
10/01/12-03/31/13	$53,282.30	$15,044.19	$68,326.49
04/01/13-09/30/13	$53,282.30	$24,205.55	$77,487.85
10/01/13-09/30/14	$54,618.54	$24,810.68	$79,429.22
10/01/14-09/30/15	$55,988.18	$25,430.95	$81,419.13
10/01/15-09/30/16	$57,391.22	$26,066.72	$83,457.94
10/01/16-09/30/17	$58,794.27	$26,718.39	$85,512.66
10/01/17-09/30/18	$60,264.12	$27,386.35	$87,650.47
10/01/18-09/30/19	$61,800.79	$28,071.01	$89,871.80
10/01/19-09/30/20	$63,337.46	$28,766.01	$92,103.47
10/01/20-09/30/21	$64,907.53	$29,492.11	$94,399.64

Notwithstanding anything to the contrary contained herein, Landlord hereby agrees to abate Monthly Rent for Suite 111 from the Suite 111 Commencement Date through the date which is five (5) months after the Suite 111 Commencement Date (the “Suite 111 Free Rent Period”). The total value of the free rent granted to Tenant during the Suite 111 Free Rent Period is $45,806.80 (the “Suite 111 Free Rent”) and shall be subject to all the covenants and conditions of the Lease.

Tenant agrees that if, at any time during the term of the Lease there is a default of this Lease by Tenant which is not cured within the applicable cure period, the unamortized value of the Suite 111 Free Rent shall be deemed an additional obligation payable by Tenant. Upon the occurrence of a default by Tenant under the terms of the Lease which is not cured within the applicable cure period, Tenant shall be required to pay the unamortized value of the Suite 111 Free Rent upon demand of Landlord and any other amounts owed under the terms of the Lease.

(d) Suite 111 Tenant Improvements. Prior to the Suite 111 Commencement Date, Landlord will complete certain improvements within Suite 111 at Landlord’s sole cost and expense (“Landlord’s Work”). Landlord’s Work includes demolition of identified offices (as shown on Exhibit A attached hereto and incorporated herein by reference), installation of new carpet using building standard carpet selected by Tenant, repainting using a building standard color selected by Tenant, and replacing any damaged ceiling tiles using building standard ceiling tiles. The Landlord’s Work does not include any of the Tenant’s furniture which is shown for convenience only on Exhibit A. Landlord’s Work shall be done in a good, workmanlike manner with all building systems (including, but not limited to HVAC, plumbing, electrical and life/fire safety) delivered in good working order. Tenant acknowledges that the Landlord’s Work does not include any of supplemental HVAC desired by Tenant within Suite 111, and also acknowledges that Tenant shall be solely responsible for installation (and upon termination of the Lease the Tenant shall remove) at Tenant’s sole cost and expense, any data and/or voice network wiring and cabling located in Suite 111, whether such wiring and cabling is located within Suite 111 or within chases or other common areas in the building through which such data and/or voice network wiring and cabling has been installed to serve Suite 111 by Tenant, unless the Landlord waives such requirement in writing. The Landlord and Tenant approved space plan for Suite 111 is attached hereto as Exhibit A-1 for reference.

(e) Exhibit G-1 to the Third Lease Amendment (Revised Early Termination) is hereby deleted in its entirety and replaced with Exhibit G-2 (2013 Revised Early Termination) attached to this Fourth Amendment and incorporated herein by reference.

(f) Section 35 of the Lease is hereby amended to provide that the landlord under the Lease is Aerial Center Realty Corp. and the notice and payment addresses of the Landlord are as follows:

AERIAL CENTER REALTY CORP. c/o Sentinel Real Estate Corporation 1251 Avenue of the Americas, 36th Floor New York, NY 10020

With a copy to:	Cassidy Turley 3110 Edwards Mill Road, Suite 210 Raleigh, NC 27612 Attention: Hillman C. Duncan

5. Brokerage. Tenant and Landlord represent and warrant that no broker has been involved in connection with this transaction other than Cassidy Turley (the “Landlord’s Broker”) and Synergy Commercial Advisors, LLC (the “Tenant’s Broker”). Landlord shall be responsible for all commissions due to the Landlord’s Broker and the Tenant’s Broker. Tenant and Landlord agree to defend, indemnify and save each other harmless from and against any and all claims and damages (including reasonable attorneys’ fees) for a commission arising out of this transaction other than those of the brokers listed in this section.

6. Authority. Tenant represents and warrants to Landlord that Tenant is a duly formed and existing entity in the State of Delaware, and has qualified to do business in the state of North Carolina. Tenant will remain in good standing in both Delaware and North Carolina during the Lease Term. Tenant also represents and warrants that Tenant has full right and authority to execute and deliver this Fourth Amendment, and that each person signing on behalf of Tenant is authorized to do so.

7. Ratification of Lease: Except as otherwise specifically stated herein, the Lease remains in full force and effect, with the terms, covenants and conditions of the Lease hereby ratified by the parties hereto. Except as specifically provided herein, this Fourth Amendment shall not modify any term of the Lease or the obligations of the Landlord or Tenant thereunder.

8. Effective Date: This Fourth Amendment shall be effective upon the date first referenced herein.

9. Miscellaneous: Each party to this Fourth Amendment shall execute all instruments and documents and take such further action as may be reasonably required to effectuate the purposes of this Fourth Amendment. This Fourth Amendment may be modified only by a writing executed by the parties hereto. This Fourth Amendment may be executed in multiple counterparts (including electronic [.PDF] or facsimile counterparts), each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument. The invalidity of any portion of this Fourth Amendment shall not have any effect on the balance hereof. This Fourth Amendment shall be binding upon the parties hereto, as well as their successors, heirs, executors and assigns. This Fourth Amendment shall be governed by, and construed in accordance with, North Carolina law. In the event of a conflict between the terms of this Fourth Amendment and the other terms of the Lease, the terms of this Fourth Amendment shall control.

[the remainder of this page intentionally blank – signatures follow]

IN WITNESS WHEREOF, the undersigned have each executed the foregoing instrument, under seal, effective as of the day and year first above written.

LANDLORD:

AERIAL CENTER REALTY CORP.,		(SEAL)
a North Carolina corporation

By:
Printed Name:	Martin Cawley
Title:	VP

TENANT:

CHANNELADVISOR CORPORATION,		(SEAL)
a Delaware corporation

By:		(SEAL)
Printed Name:	BRAD SCHOMBER
Title:	VP FINANCE

Exhibit A

Suite 111 Additional Space

Exhibit A-1

Suite 111 Additional Space

EXHIBIT G-2

2013 REVISED EARLY TERMINATION

CHANNELADVISOR CORPORATION

2501 AND 2701 AERIAL CENTER EXECUTIVE PARK

Provided Tenant is not in default, Tenant shall have the one time right to terminate this Lease, effective October 1, 2016. Tenant may terminate the Lease by providing written notice to Landlord of its intent to terminate, on or before January 1, 2016, and by making a payment (the “Termination Fee”) to Landlord equal to the sum of the following:

A.	With respect to the Premises and the Expansion Premises (2701 Aerial Center Parkway and 2501 Aerial Center Parkway, Suite 100) as addressed in the Third Amendment:

(i)	The unamortized cost of leasing commissions;

(ii)	The unamortized cost of the cash contribution ($220,000.00);

(iii)	The unamortized rental concessions;

B.	The unamortized cost of the tenant allowance(s) provided in connection with any future Tenant expansions pursuant to an exercised First Right of Refusal granted to Tenant under the Third Lease Amendment;

C.	$83,060.15 in a lump sum for Suite 111, which includes the unamortized amounts for leasing commissions and tenant improvement dollars; and

D.	Three (3) months of rent for Suite 111 equal to $29,598.24.

Item A shall be amortized over 120 months from October 1, 2011 at an interest rate of five percent (5%).

Landlord agrees to provide the amount of the Termination Fee, except as it may be adjusted by any future Tenant expansion, within ten (10) business days of Landlord’s receipt of a written request from Tenant.

Time is agreed to be of the essence with respect to the above notice and payment requirements, and any attempt by Tenant to terminate this Lease at a time or in a manner that is not in strict compliance with the foregoing requirements shall be null and void and of no effect unless Landlord waives the deficiency in writing. In no event, however, may this Lease be terminated prior to the end of the sixtieth (60th) month of the Extended Term (defined in the Third Lease Amendment as September 30, 2016).